Exhibit 10.30

UNCOMMITTED LOAN AGREEMENT

This Uncommitted Loan Agreement dated as of January 28, 2021, is among Bank of America N.A., a national banking association (the “Bank”), Middlesex Water Company, a New Jersey corporation, Tidewater Utilities, Inc., a Delaware corporation, White Marsh Environmental Systems, Inc., a Delaware corporation, Pinelands Water Company, a New Jersey corporation, Pinelands Wastewater Company, a New Jersey corporation, Utility Service Affiliates, Inc., a New Jersey corporation, Utility Service Affiliates (Perth Amboy) Inc., a New Jersey corporation and Tidewater Environmental Services, Inc., a Delaware corporation (individually and collectively, the “Borrower”).

1.	DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1          “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.2          “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.3          “Event” means any event or circumstance which with notice or lapse of time or both would become a Specified Event.

1.4          “Guarantor” means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.5          “Material Adverse Change” means (i) a material adverse change in, or a material adverse effect upon, the operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its subsidiaries taken as a whole, (ii) a material impairment of the ability of the Borrower to perform its obligations under this Agreement or any related loan documents or material impairment of any Obligor’s ability to perform its obligations under this Agreement or any related loan documents to which it is a party, or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Obligor of this Agreement or any related loan documents.

1.6          “Obligor” means any Borrower and/or Guarantor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.7          “Related Party” means each of the Obligors and their respective subsidiaries.

1.8          “Specified Events. A “Specified Event” shall occur when an Acceleration Event occurs or any of the following Specified Events shall occur:

(a)	The Borrower fails to make a payment under this Agreement when due.
(b)	(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement; (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.
(c)	Any default occurs under any agreement or instrument in connection with any credit any Obligor or any of the Borrower’s related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower’s related entities or affiliates has guaranteed having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangements) in excess of $10,000,000.
(d)	The Borrower or any other Obligor has given the Bank false or misleading information or representations.
(e)	Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.
(f)	A Material Adverse Change occurs, or is reasonably likely to occur, in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.
(g)	Any Obligor fails to perform, or comply with, any obligation, agreement or other provision contained in this Agreement (other than those specifically described as Specified Event in this Article).
(h)	Any government authority takes action that the Bank believes materially adversely affects any Obligor’s financial condition or ability to repay.

(i)	A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.
(j)	A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.
2.	UNCOMMITTED line of credit amount and terms
2.1	Uncommitted Line of Credit Amount.
(a)	During the availability period described below, the Bank may, in its sole and absolute discretion, provide one or more loans (“Loans”) under an uncommitted line of credit to the Borrower (this “Uncommitted Line of Credit”). The amount of this Uncommitted Line of Credit shall be no more than Thirty Million Dollars ($30,000,000) (the “Facility Limit”).
(b)	This Uncommitted Line of Credit is an uncommitted revolving line of credit, and each Loan or other extension of credit issued hereunder shall be made at the sole and absolute discretion of the Bank. During the availability period, the Borrower may repay principal amounts and, to the extent agreed to by the Bank in its sole and absolute discretion, reborrow them. The Borrower agrees not to permit the principal balance outstanding under this Uncommitted Line of Credit to exceed the Facility Limit. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS NOT A CONTRACTUAL COMMITMENT BY THE BANK TO MAKE ANY LOANS OR EXTEND ANY CREDIT TO THE BORROWER UNDER THIS UNCOMMITTED LINE OF CREDIT OR OTHERWISE. THE BANK MAY AT ANY TIME, WITHOUT PREJUDICING ITS RIGHTS, DEMAND PAYMENT OF ANY OR ALL LOANS MADE UNDER THIS UNCOMMITTED LINE OF CREDIT, REDUCE THE FACILITY LIMIT AND/OR TERMINATE THIS UNCOMMITTED LINE OF CREDIT AS TO ANY FUTURE ADVANCES OR EXTENSIONS OF CREDIT WITH OR WITHOUT NOTICE. THE BORROWER FURTHER AGREES THAT NO PAYMENT OF ANY FEE TO THE BANK, NO CONDUCT OR COURSE OF DEALING BETWEEN THE BANK AND THE BORROWER, PAST OR FUTURE, AND NO WRITTEN OR ORAL

STATEMENT, PROMISE OR REPRESENTATION BY ANY OFFICER OR EMPLOYEE OF THE BANK (INCLUDING, WITHOUT LIMITATION, TO MAKE ANY LOAN OR OTHER EXTENSION OF CREDIT) SHALL LIMIT THE BANK’S RIGHT TO DECLINE TO MAKE ANY SUCH LOAN OR SUCH EXTENSION OF CREDIT AT ANY TIME PRIOR TO THE MAKING THEREOF OR TO DEMAND SUCH PAYMENT AT ANY TIME. TO THE EXTENT ANY LOANS OR OTHER EXTENSIONS OF CREDIT ARE MADE HEREUNDER, SUCH LOANS AND EXTENSIONS OF CREDIT SHALL BE GOVERNED BY THE TERMS OF THIS AGREEMENT.

2.2          Availability Period. The Borrower agrees to pay (a) all outstanding amounts owing under each Loan (including principal, interest or other charges outstanding with respect to such Loan) on the earlier of (i) the maturity date for such Loan as agreed to by the Bank, which, if not specified by the Bank, shall be the Facility Expiration Date (defined below) and (ii) the date on which the Bank makes demand therefor (each such date, a “Loan Maturity Date”) and (b) all outstanding amounts owing under this Uncommitted Line of Credit (including principal, interest or other charges outstanding) on the earlier of (i) the date on which the Bank makes demand therefor, and (ii) January 27, 2022 (such date, the “Facility Expiration Date”; the period from the date hereof through the Facility Expiration Date, the “availability period”).

2.3	Repayment Terms.
(a)	The Borrower will pay interest on any LIBOR Daily Floating Rate Loan on the first banking day of each month until payment in full of all principal outstanding under this facility. The Borrower will pay interest on any LIBOR Rate Loan at the end of the applicable interest period; provided that no interest period shall expire later than the Loan Maturity Date for the applicable Loan; provided further that if any applicable interest period exceeds three (3) months, the applicable interest must be paid at the end of the third month of such interest period as well as at the end of the applicable interest period. The amount of each interest payment shall be the amount of accrued interest on the Uncommitted Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.
(b)	Accrued and unpaid interest on each Loan shall be due and payable by the Borrower on the date that such Loan is payable.
(c)	The Borrower will repay in full all principal, interest or other charges outstanding with respect to each Loan no later than the applicable Loan Maturity Date for such Loan and will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Facility Expiration Date.
(d)	The Borrower may prepay the Uncommitted Line of Credit in full or in part at any time, together with any amounts payable under Section 2.4(d). The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.4	Interest Rate.
(a)	Each Loan shall, if agreed to by the Bank, be a LIBOR Daily Floating Rate Loan, a LIBOR Rate Loan or shall bear interest at the rate agreed to by the Bank and the Borrower at the time such Loan is made.
(b)	A “LIBOR Daily Floating Rate Loan” is a loan that bears interest equal to the LIBOR Daily Floating Rate plus 1.25 percentage points. The “LIBOR Daily Floating Rate” is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole and absolute discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
(c)	A “LIBOR Rate Loan” is a Loan that bears interest equal to the LIBOR Rate plus 1.25 percentage points. No more than ten (10) LIBOR Rate Loans may be outstanding at any one time.

The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	LIBOR
(1.00 - Reserve Percentage)

Where,

(i)	“LIBOR” means, for any applicable interest period agreed to by the Bank, the rate per annum equal to the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank), as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as selected by the Bank in its sole and absolute discretion. A “London Banking Day” is a day on which the Bank and banks in London are open for business and dealing in offshore dollars. If at any time LIBOR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(d)	The election of LIBOR Rates shall be subject to the following terms and requirements: The interest period during which the LIBOR Rate will be in effect will be one (1), two (2) or three (3) months, as agreed to by the Bank in its sole and absolute discretion. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market (as determined by the Bank in its sole and absolute discretion). The Borrower shall irrevocably request a LIBOR Rate Loan no later than 12:00 noon Eastern time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect. Each prepayment of a LIBOR Rate Loan, whether voluntary, upon the Bank’s demand, by reason of acceleration, maturity or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded such Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	LOAN ADMINISTRATION AND FEES
3.1	Collection of Payments; Payments Generally.
(a)	Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.
(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.
(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

3.2          Requests for Credit; Equal Access by all Borrowers. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

3.3          Borrower’s Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

3.4	Direct Debit.
(a)	The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 3132020158 owned by Middlesex Water Company, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.
(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

3.5          Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

3.6          Additional Costs. The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank in its sole and absolute discretion.  The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and
(b)	any capital or liquidity requirements relating to the Bank’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

3.7          Interest Calculation. All interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

3.8          Event Rate. Upon the occurrence of any Event or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank in its sole and absolute discretion bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any Acceleration Event.

3.9          Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on or with respect to any payments made by or on account of any obligation of the Borrower or any Guarantor (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.	CONDITIONS

Before extending any credit to the Borrower under this Agreement, the Borrower shall provide such documents and other items the Bank may require, in form and content acceptable to the Bank, including the items specifically listed below.

4.1	Authorizations. If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
4.2	Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.
4.3	KYC Information.
(a)	Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.
(b)	If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

4.4          Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its sole and absolute discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

4.5          Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

4.6          Legal Opinion. A written opinion from the Borrower’s in-house legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

5.1        Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

5.2          Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3          Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

5.4          Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

5.5	Government Sanctions.
(a)	The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.
(b)	The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

5.6          Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any other Obligor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

5.7          Solvency. As of the date hereof, and after giving effect to each extension of credit hereunder, the Borrower and its subsidiaries, on a consolidated basis, (a) have capital sufficient to carry on their respective business and transactions and all business and transactions in which they are about to engage and are able to pay their debts as they mature, (b) have assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including contingencies) and (c) do not believe that they will incur debts or liabilities beyond their ability to pay such debts or liabilities as they mature.

5.8          Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower’s or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

5.9          Investment Company Act. Neither the Borrower nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.10       Other Obligations. The Borrower and each Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

5.11       Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

5.12	No Event. No Event or Specified Event has occurred and is continuing.

5.13       No Plan Assets. The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

5.14       Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.15       No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

5.16       Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Agreement or any guaranty, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

6.	COVENANTS

The Borrower agrees, during the availability period and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

6.1          Use of Proceeds. To use the proceeds of the credit extended under this Agreement only for business purposes. The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

6.2          Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.

(a)	Within 90 days of the fiscal year end, Middlesex Water Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) including the annual financial statements of Middlesex Water Company and its subsidiaries, certified and dated by an authorized financial officer. These financial statements shall be prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and shall include a consolidated balance sheet, statement of income and retained earnings and cash flow. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant (“CPA”) acceptable to the Bank. This covenant Section 6.2(a) shall be deemed satisfied upon the filing by Middlesex Water Company of its Annual Report on Form 10-K with the SEC within the 90 days of the fiscal year end.
(b)	Within 45 days after each fiscal quarter end (excluding the last quarter in each fiscal year), Middlesex Water Company’s Quarterly Form 10-Q filed with the SEC including financial statements of Middlesex Water Company and its subsidiaries, certified and dated by an authorized financial officer. These financial statements shall be prepared in accordance with GAAP and shall include a consolidated balance sheet, statement of income and retained earnings and cash flow. This covenant Section 6.2(b) shall be deemed satisfied upon the filing by Middlesex Water Company of its applicable Quarterly Report on Form 10-Q with the SEC within 45 days after such fiscal quarter.
(c)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

6.3          Depository Accounts. To maintain such business, cash management, operating and administrative deposit accounts as are currently maintained at the Bank or its affiliates.

6.4	Additional Negative Covenants. Not to, without the Bank’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, without the Borrower, or if applicable, the Obligor, being the surviving entity.
(b)	Engage in any business activities substantially different from the Borrower’s present business.
(c)	Liquidate or dissolve any Obligor’s business.
(d)	With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a “plan of division” under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).
6.5	Notices to Bank. To promptly notify the Bank in writing of:
(a)	Any Event or Specified Event.
(b)	Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.
(c)	Any lawsuit in which the claim for damages exceeds One Million Dollars ($1,000,000) in excess of any insurance coverage against the Borrower or any other Obligor.

6.6          Compliance with Laws. To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

6.7          Patriot Act; Beneficial Ownership Regulation. Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

7.	ACCELERATION EVENTS AND REMEDIES

Acceleration Events. All outstanding amounts owing under this Uncommitted Line of Credit (including principal, interest or other charges outstanding) shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, if: (a) the Facility Expiration Date occurs, including, without limitation, as a result of the Bank making demand for such payments; (b) the Borrower or any Obligor files a bankruptcy petition; (c) a bankruptcy petition is filed against any of the foregoing parties; (d) the Borrower or any Obligor makes a general assignment for the benefit of creditors; (e) a receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business; (f) the Borrower’s or any Obligor’s business is terminated; or (g) the Borrower or any Obligor is liquidated or dissolved (collectively, “Acceleration Events”). The Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.

8.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1          Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of New York (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

8.2          Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

8.3          Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.4          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH

OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

8.5          Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after the occurrence of an Event. If the Bank waives an Acceleration Event, it may enforce a later Acceleration Event. Any consent or waiver under this Agreement must be in writing.

8.6	Expenses.
(a)	The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank’s continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, and (ii) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.
(b)	The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.
(c)	The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank’s rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any “workout” or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

8.7	Joint and Several Liability.
(a)	Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement and that such liability is independent of the obligations of the other Borrowers. Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrowers.
(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrowers or any other Obligor will not release such Borrower from its obligations under this Agreement.
(c)	Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrowers or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.
(d)	Each Borrower waives any defense by reason of any other Borrower’s or any other person’s defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.
(e)	Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrowers.
(f)	Each Borrower waives all rights to notices of Events or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)	The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.
(h)	Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and the facility provided by the Bank under this Agreement has been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.
(i)	Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

8.8          Set-Off. Upon and after the occurrence of a Specified Event under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole and absolute discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

8.9          One Agreement. This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence, oral or written, concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.10       Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted by law, be delivered electronically (i) by transmitting the communication to the electronic address provided by the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

8.11       Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.12       Amendments. This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

8.13       Amendment and Restatement of Prior Agreement. This Agreement is an amendment and restatement, in its entirety, of the Letter Agreement entered into as of September 25, 2015, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

8.14       Electronic Records and Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

8.15       Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By: /s/ Dilcia Pena Hill

Dilcia P. Hill, Senior Vice President

Borrower:

Middlesex Water Company

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, Sr. VP, Treasurer & CFO

Tidewater Utilities, Inc.

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, President

White Marsh Environmental Systems, Inc.

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, President

Pinelands Water Company

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, VP & Treasurer

Pinelands Wastewater Company

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, VP & Treasurer

Utility Service Affiliates, Inc.

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, Treasurer

Utility Service Affiliates (Perth Amboy) Inc.

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, Treasurer

Tidewater Environmental Services, Inc.

By: /s/A. Bruce O’Connor

A. Bruce O’Connor, President

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:

Dilcia P. Hill

Senior Vice President

Commercial Credit Officer
Global Commercial Banking
Bank of America
NJ7-550-04-02, 194 Wood Ave. South, Iselin, NJ 08830
T 732 321 5925 F 212 230 8577
dilcia.p.hill@bofa.com

Middlesex Water Company 485 C Route 1 South, Suite 400, Iselin NJ 08830-3020 Attention: A. Bruce O’Connor Senior Vice President, Treasurer and Chief Financial Officer

USA Patriot Act Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.